Exhibit 10.4

Blue Foundry Bank

Annual Incentive Plan

This document outlines the Blue Foundry Bank Annual Incentive Plan (the “Plan”) for eligible employees (each a “Participant” and collectively “Participants”) of Blue Foundry Bank (“Blue Foundry” or the “Bank”).

1.	Purpose

The purpose of the Plan is to reward the performance of the Participant in a manner that is consistent with the Bank’s strategic plan and the attainment of the goal of increasing the profitability of the Bank and the return to the shareholders of Blue Foundry Bancorp, Inc. The Plan is further intended to assist the Bank in its ability to motivate, attract and retain qualified employees.

2.	Effective Date

The Plan is in effect January 1, 2021 through December 31, 2021, and will continue to renew for successive one-year periods (each calendar year being a “Plan Year”) unless otherwise terminated or modified in accordance with the Plan and specifically approved by the Compensation Committee (the “Committee”) of the Blue Foundry Board of Directors (the “Board”).

3.	Eligibility

Participation is limited to the Chief Executive Officer and employees who hold certain job titles. Eligible jobs will be categorized into participation groupings as summarized in Exhibit 1. The participation groupings are recommended by the Chief Executive Officer and approved by the Committee during the first 90 days of each Plan Year. Employees that would otherwise be eligible who are hired or promoted after the commencement of a Plan Year may be included in the Plan on a case-by-case basis with the approval of CEO, or in the case of a named executive officer, by the Committee.

Part-time employees who have worked a minimum of one year as of December 31 prior to the Plan Year and are regularly scheduled to work at least 1,000 hours per year are eligible as long as the other eligibility requirements are met.

4.	Basis of Incentive Compensation Award

The Plan is paid in cash. The Participant’s potential incentive compensation award under the Plan is based on an incentive target for his or her group and is approved at the beginning of the Plan Year by the Committee (or its delegee) in its discretion. The potential incentive compensation award is expressed as a percentage of the Participant’s base wages at the end of the Plan Year. In no event shall a Participant receive payment under the Plan that exceeds 150% of the Participant’s incentive target for the Plan Year. The amount of any incentive compensation award to be paid to a named executive officer is approved by the Committee along with an aggregate award incentive payout amount for other Participants.

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Blue Foundry Bank Annual Incentive Plan

5.	Plan Details

The Plan uses a “balanced scorecard” structure with “Corporate” and “Individual”/”Team” goals. The balanced scorecard allows flexibility to adjust weightings between Corporate and Individual/Team goals based on each Participant’s line of business or functional area.

Threshold, target and superior levels of performance are established for each goal. For example, assume a Participant earns a base salary of $75,000 and has a 10% annual incentive opportunity at target level performance ($7,500). Further assume that the Participant’s scorecard includes three Corporate Goals and one Individual goal, equally weighted at 25% of the total award (i.e., $1,875 per goal at target level performance).

Table 1

	Incentive		Performance Goals
Performance Measures	at Target	Weight	Threshold	Target	Superior
Net Loan Growth	$1,875	25%	$270 mil	$320 mil	$370mil
Target Deposit Growth	$1,875	25%	$38 mil	$45 mil	$52 mil
Net Interest Margin	$1,875	25%	2.73%	2.93%	3.13%
Individual Performance	$1,875	25%	Discretionary

Grand Total	$7,500	100%

For performance in between the threshold, target and superior levels, the incentive pool calculation uses straight line interpolation.

Table 1 contains an example incentive calculation. The amount of incentive compensation that the Participant is entitled to receive under the Plan is determined based on the Participant’s award target multiplied by his or her base salary as of December 31 of the Plan Year and the weighting and achievement of the approved performance goals. The performance period for achievement of any performance goal(s) is the Plan Year.

A. Corporate Goals

The Corporate Goals for the Plan Year will be recommended by the Chief Executive Officer and approved in writing by the Committee generally within the first 90 days of the Plan Year.

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Blue Foundry Bank Annual Incentive Plan

B. Individual/Team Goals

Individual or Team goals for the Plan Year may be established for each Participant in conjunction with his or her direct supervisor or determined on a discretionary basis. Any Individual or Team goals for the named executive officers will be presented to the Committee for review and approval.

C. Determination of Incentive Compensation Award

Within 60 days following the end of the Plan Year, the Bank will review performance against the Corporate Goals and any Individual/Team Goals established for the Participant, certify in writing that the applicable performance goals were satisfied, and determine the amount of the incentive compensation award, if any, to be paid to each Participant under the Plan. Notwithstanding any provision of the Plan to the contrary, in making this determination, the Chief Executive Officer may, in his or her discretion, increase or decrease any payments to which a Participant would otherwise be entitled. Any modifications to a Participant’s calculated payment shall be approved by the Committee.

6.	Administrative Matters

A. Administration of the Plan

The Committee is responsible for the oversight, supervision and existence of the Plan. The Chief Executive Officer shall monitor for accuracy the performance reporting of the Participant and make recommendations to the Committee concerning award opportunities and the amount of the Participants’ awards (other than the Chief Executive Officer) under the Plan. The Chief Executive Officer has been delegated discretion to interpret the terms of the Plan, to determine eligibility for benefits, and to calculate the incentive compensation awards under the Plan, with the exception of matters concerning his or her own eligibility or awards under the Plan. The Committee will make decisions concerning all matters of the Chief Executive Officer’s award, approve all opportunities, goals and award payments made to named executive officers and approve the aggregate value of opportunities and award payout under the Plan. The Committee, in its discretion, will make all final determinations including those not herein specifically authorized which may be necessary or desirable for the effective administration of the Plan.

Awards will not be earned or paid, regardless of Corporate or Individual or Team performance, if the Bank falls below the Level 2 Buffer for each capital requirement as outlined in the Bank’s Capital Plan.

The Committee may withhold or adjust any incentive compensation award in its sole discretion as it deems appropriate and will have the Chief Executive Officer notify the Participant of its decision to withhold or adjust an incentive compensation award.

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Blue Foundry Bank Annual Incentive Plan

Any decision or interpretation of any provision of the Plan adopted by the Committee shall be final and conclusive.

B. Active Participation Required

In the event, during the Plan Year, of the Participant’s death, permanent disability (as determined by the Committee in its discretion) or retirement (each, an “Early Termination Event”), any incentive compensation award shall be based on performance for the Plan Year, but prorated through the end of the most recent month prior to the Early Termination Event and shall be paid at the same time as would be otherwise due but in no event later than March 15th following the end of the Plan Year.

Any incentive compensation award to a Participant who is eligible for a partial year will be prorated through the end of the most recent month prior to the event and will be paid at the same time as would otherwise be due but in no event later than March 15th following the end of the Plan Year.

Any incentive compensation award to a Participant who transfers out of an eligible position prior to the end of the Plan Year, for any reason, will be prorated through the end of the most recent month prior to the event and will be paid at the same time as would otherwise be due but in no event later than March 15th following the end of the Plan Year.

Any incentive compensation award to a Participant who receives a written warning during the Plan Year will be prorated using a 30- day reduction in the calculation for each warning. Time spent on probation shall result in the incentive compensation being prorated using a 90- day reduction in the calculation of the payment.

For the purpose of calculating the payout, paid time off will be considered time worked.

In the event the Participant’s employment ceases prior to the Payment Date (as defined below) for any reason other than an Early Termination Event, including, without limitation, a voluntary termination of employment by the Participant or an involuntary termination with or without cause, as determined in accordance with the personnel policies of the Bank, the Participant shall not be entitled to, and shall not have earned, any incentive compensation award under the Plan.

7.	Payment Method

Awards under the Plan will be calculated and paid in cash on an annual basis. Payment of awards, less deferrals and applicable federal, state and local taxes, will be made as soon as practicable following the end of the Plan Year (the “Payment Date”), but in no event before certification of the Committee or later than March 15th following the end of the Plan Year.

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Blue Foundry Bank Annual Incentive Plan

8.	Modification and Termination of Plan

The Plan may be modified or changed at any time by the Committee in its discretion, followed by written notification to Participants as soon as reasonably practicable. The Plan may be terminated at any time by the Committee (or the Board) in its discretion, followed by written notification to Participants as soon as reasonably practicable. In the event of a Plan termination, the Participant shall continue to be eligible for incentive compensation awards for the Plan Year prorated through the Plan’s termination date, unless the Committee determines, in its discretion, that no incentive compensation should be paid. Any incentive compensation awards shall be calculated through the date of the Plan termination on such basis as the Committee deems appropriate in its discretion and will be payable as soon as practicable after the termination of the Plan but in no event later than March 15th following the end of the Plan Year.

9.	Participant Rights Not Assignable; Plan not a Contract

Any awards made pursuant to the Plan shall not be subject to assignment, pledge or other disposition. Nothing contained in the Plan shall confer upon any employee any right to continued employment or to receive or continue to receive any rate of pay or other compensation, nor does the Plan affect the right of the Bank to terminate a Participant’s employment. Participation in the Plan does not confer rights to participation in other Bank programs or plans, including annual or long-term incentive plans, non-qualified retirement or deferred compensation plans or other executive perquisite programs.

10.	Ethical Statement

Blue Foundry is committed to doing business in an honest and ethical manner and to complying with all applicable laws and regulations. Participant actions are expected to comply with the policies established by the Bank, including any written ethical or code of conduct statements. The Committee may determine on a case-by-case basis any reductions or eliminations of incentive payments under this Plan due to violations of policies or noncompliance.

11.	Governing Law and Venue

The parties agree that the interpretation and enforcement of the Plan shall be governed by the laws of the Delaware without reference to principals of conflict of laws and the state and federal courts in Delaware shall have exclusive jurisdiction over any claim, action, complaint or lawsuit brought under the terms of the Plan. The Participant consents and waives any objection to personal jurisdiction and venue in such court. The Plan, and any payments thereunder, shall not be subject to the Employee Retirement Income Security Act.

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Blue Foundry Bank Annual Incentive Plan

12.	Attorney’s Fees and Costs

The parties agree that in the event of any legal action arising out of or relating to the interpretation or enforcement of the Plan, a Participant or the Bank shall be entitled to recover their attorney’s fees and costs in the event that they are the prevailing party.

13.	No Oral or Written Representations

The parties agree that they have relied on no oral or written representation or promises not set forth herein, and that the terms of the Plan are set forth solely in the written Plan document and it constitutes the complete and entire agreement of the parties relating to the subject matter hereof.

14.	Clawback

Certain Participants are subject to a Clawback policy. In the event that the Bank is required to prepare an accounting restatement due to error, omission or fraud (as determined by the members of the Audit Committee), certain Participants may be required to reimburse the Bank for part or the entire incentive award made on the basis of having met or exceeded specific targets for performance periods. For purposes of this policy, the term “incentive awards” means awards under the Bank’s Annual Incentive Plan, the amount of which is determined in whole or in part upon specific performance targets relating to the financial results of the Bank. The Bank may seek to reclaim incentives within a three-year period of the incentive payout.

The Bank has the right to modify certain Participant’s future incentive payments should repayment by the Participant not occur.

15.	Banking Regulatory Provision

All incentive compensation awards under the Plan are subject to any condition, limitation or prohibition under any financial institution regulatory policy or rule to which the Bank is subject. “Named Executive Officers,” as defined by Securities and Exchange Commission, may be subject to additional rules and regulations.

Approved by the Compensation Committee of the Board of Directors of Blue Foundry Bank on April 13, 2021.

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